                                                                      Exhibit 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                December 31, 2000


                                                              Three Months Ended
                                                                 December 31,
                                                              ------------------
                                                                2000      1999
                                                              --------  --------
Income from continuing operations before provision for
  Income taxes per statement of income                         $36,348   $22,882
Add:
  Portion of rents representative of the interest factor           548       765
  Interest on debt & amortization of debt expense               12,246    11,217
                                                               -------   -------
Income as adjusted                                             $49,142   $34,864
                                                               =======   =======

Fixed charges:
  Interest on debt & amortization of debt expense (1)          $12,246   $11,217
  Capitalized interest (2)                                        --        --
  Rents                                                          1,644     2,294
  Portion of rents representative of the interest factor (3)       548       765
                                                               -------   -------
    Fixed charges (1)+(2)+(3)                                  $12,794   $11,982
                                                               =======   =======

Ratio of earnings to fixed charges                                3.84      2.91